                                                                Exhibit 10.7




                                   USFI, INC.
                           1212 Avenue of the Americas
                          New York, New York 10036-9998



                               As of 1 March 1997



Mr. Georg F. Hofer
c/o TelePassport GmbH
Schwindstrasse 3
D-60325 Frankfurt a. M
Germany

Dear Georg:

Reference is made to the Memorandum of Understanding dated October 17, 1996 (the "MOU") between us with respect to the sale by you of 100% of the shares of capital stock (the "Stock") of TelePassport GmbH, a corporation organized under the laws of Germany (Registration No. HR B 38781 of the local court of Frankfurt) (the "GmbH"). This letter will confirm our mutual understanding to replace and supersede the MOU with this letter agreement. By signing this letter agreement (the "Agreement"), you confirm that this Agreement is valid, legal and binding upon you, and that neither you nor GmbH (upon instructions from you) will contact or discuss with any other party (other than your attorneys, financial and other advisers with respect to the sale contemplated hereby) any proposal for a sale of GmbH or the stock thereof from the date hereof through the earlier of the Closing (as hereinafter defined) or 31 July 1997.

Pursuant to the terms and conditions of this Agreement, you ("Hofer") agree to sell, transfer and convey by notarial deed, and USFI, Inc. ("USFI") agrees to buy 100% of the shares of GmbH in exchange for the consideration detailed below. Hofer understands that it is contemplated that TelePassport Inc., a Delaware corporation, will succeed to the business of USFI and will engage in an initial public offering (the "IPO") of its Class B stock (one vote per share) (the "Class B Stock"). The rights of USFI under the Agreement may be assigned to any affiliate without the prior written consent of Hofer. Reference herein to USFI and to the stock to be delivered to Hofer hereby shall, where applicable, mean TelePassport Inc. and its Class B Stock. The closing of the sale of the Stock (the "Closing") shall be contingent on the closing of the IPO and shall occur simultaneously with the closing of the IPO, subject to the terms and conditions herein.

A. The purchase price for the Stock shall be $4,000,000, payable as follows: Three hundred thousand dollars ($200,000) of the purchase price will be paid in cash at the Closing and the balance in Class B Stock (valued at the per share IPO offering price) of which Class B Stock equal in value to $2,600,000 shall be issued at Closing and shall vest immediately and Class B Stock equal in value to $1,200,000 (the "Escrow Shares") shall be issued at Closing and shall immediately be deposited in escrow with Baer Marks & Upham LLP, as escrow agent (the "Escrow Agent") pursuant to an escrow agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit A (together with executed stock powers). The Escrow Shares

Mr. Georg F. Hofer
Effective as of 1 March 1997
Page 2


         shall vest ratably over the period of 36 months from Closing at the rate of 1/36 per month, subject to the terms of the Escrow Agreement and the following: (1) in the event the Escrow Agent receives a Buyer Return Notice (as defined in the Escrow Agreement) that Hofer was terminated from his employment with GmbH for "Cause" (as defined in the Employment Agreement) or otherwise resigned from such employment, then all of the remaining unvested Escrow Shares held by the Escrow Agent shall cease to vest and the Escrow Agent shall return such unvested shares to USFI, (2) in the event the Escrow Agent receives a Buyer Claim Notice (as defined in the Escrow Agreement) that Hofer is in material breach of any of the terms or provisions of this Agreement which survive the Closing, then the Escrow Agent shall cease to release the remaining unvested Escrow Shares pursuant to the monthly vesting schedule until Escrow Shares (valued at the market value of the shares based upon the average closing sale price for the 20 trading days ending 5 trading days prior to the Buyer Claim Notice) equal to the amount of damages or losses claimed to be incurred by Buyer pursuant to such notice ("Holdback Shares") shall have been withheld for resolution of such dispute pursuant to the Escrow Agreement and the balance of the unvested Escrow Shares after deducting the Holdback Shares shall continue to be released each month pursuant hereto, and (3) in the event of the death or Disability (as such term is defined in the Employment Agreement of Hofer referred to in Paragraph E hereof) the Escrow Shares then held in escrow shall immediately vest and except for any Escrow Shares then subject to a Buyer Claim Notice shall thereupon be distributed to Hofer. "Dollars" or $ when used herein shall refer to US dollars.

         The resale of the Class B Stock issued to Hofer hereunder will be subject to a lock-up agreement required by TelePassport Inc.'s underwriters from all of USFI's executives (anticipated to be 180 days) and to United States securities regulations and all stock certificates delivered will carry the normal legend to such effect.


B. It is anticipated that (a) GmbH will generate for USFI during the six calendar months immediately preceding the closing of the IPO minimum TelePassport gross USFI TelePassport Callback, Express, GNS and Tele 2 revenues of three million eight hundred and ninety thousand dollars ($3,890,000) and (b) if USFI provides through purchase or lease (equipped, furnished and installed) 60 Teles ISDN routers (approximately five hundred thousand dollars US purchase price for the lot), GmbH will generate additional revenue of five hundred thousand dollars ($500,000) during the same period and also enter into one long-term contract for each of the 60 routers. A long- term contract is at least twelve months in length. Each contract carries an approximate guaranteed value of $60,000. The liability which is created for the purchase of the router inventory will not be considered a liability under this Agreement.

C. GmbH is presently indebted to Hofer in the amount of DM 162,400. At, or prior to the closing of the IPO, Hofer shall cause GmbH to repay him the amount of such loan which shall not exceed DM 170,000. USFI acknowledges that upon the Closing, Hofer shall have no obligation with respect to the liabilities of GmbH which are set forth in Schedule M(ii) hereof. To this end, USFI

Mr. Georg F. Hofer
Effective as of 1 March 1997
Page 3


         agrees that at Closing (i) the personal guarantees of Hofer to USFI in respect of any loans made by USFI to GmbH prior to Closing shall be cancelled, and (ii) TelePassport Inc. shall cause all personal guarantees of Hofer to any bank in respect of such liabilities described on Schedule M(ii) to be cancelled and, if necessary, replaced by an entity other than Hofer or repaid.

D. GmbH will be paid commissions twice monthly through the IPO closing, the first portion of $50,000 to be paid before the tenth day of each following month and the balance by the 30th day of each such following month. USFI shall use reasonable efforts to provide commission statements and billing records on data files to GmbH by the 20th day of each following month. USFI acknowledges that to the extent it is unable to provide such information within this time period, it could effect Hofer's ability to cause GmbH to comply with the provisions of Paragraph M(vi). In the event of any such delay by USFI, GmbH shall continue to use its good faith efforts to comply with such provisions.

E. At Closing, Hofer shall sign an employment agreement with GmbH for a term of three (3) years, substantially in the form attached hereto as Exhibit B (the "Employment Agreement"), and pursuant thereto Hofer shall hold the office of Geschaeftsfehrer of USFI GmbH, USFI Austria and GmbH at an initial base salary of one hundred fifty thousand dollars ($150,000). During the term of the employment agreement, Hofer will be eligible to receive an annual bonus as determined by the shareholders of GmbH or their designee. The base salary will be reviewed once every twelve months and adjusted to at least a minimum amount necessary to keep current with increases in cost of living in Germany. The usual USFI protective documents executed by other executive officers of USFI with comparable responsibilities, such as Code of Ethics substantially in the form attached hereto as Exhibit C, shall be attached thereto and be a part thereof. Upon the Closing, Hofer will receive options to acquire 75,000 shares of Class B Stock at the IPO offering price and on the terms generally accorded to other USFI employees. The parties acknowledge and agree that such 75,000 shares assumes 30,000,000 shares of capital stock of TelePassport Inc. are outstanding on the closing of the IPO (after giving effect to such closing, including the exercise of the underwriters' over-allotment option and the Class B Stock issued to Hofer hereby) and if the actual number of shares outstanding is different, the 75,000 shall be adjusted proportionately and consistent with options granted to other employees. The parties acknowledge and agree that the number of shares of stock of TelePassport Inc. currently contemplated to be outstanding on the IPO closing (after giving effect to such closing, including the exercise of the underwriters' over-allotment option and the Class B Stock issued to Hofer hereby) is 18,000,000.

         E.1 Hofer and Mr. Pearson, on behalf of USFI, will discuss the possible granting of options to acquire USFI stock to employees of GmbH.

         E.2 At Closing, Hofer and USFI shall enter into a "piggyback" registration rights agreement in the form of Exhibit E covering the shares of Class B Stock issued to Hofer hereby.

Mr. Georg F. Hofer
Effective as of 1 March 1997
Page 4


F. A USFI GmbH corporate mid-size vehicle will be made available for Hofer's use as is customary in Germany during the term of employment with GmbH pursuant to the Employment Agreement.

G. An apartment will be made available to Hofer during the period of employment pursuant to the Employment Agreement as is customary in Germany at his level. The approximate rent and services is two thousand five hundred DM (One thousand seven hundred dollars USD).

H. Hofer's employment agreement will provide for a benefits package (health, medical and life insurance) consistent with the requirements of German law, to the extent such benefits cover German residents, and commensurate with those generally provided to other executive officers of TelePassport Inc. with comparable responsibilities, provided that the aggregate cost of all the benefits to Hofer shall not exceed the aggregate cost of such benefits to any such executive officer in the United States, adjusted for cost differences for such benefits between Germany and the United States.

I. If USFI or one of its affiliates does not purchase TelePassport Telekom GmbH (TelePassport Austria) within 60 days of the closing of the IPO, Hofer agrees to divest himself from his ownership position in TelePassport Telekom GmbH (TelePassport Austria) and from TelePassport AG, Vaduz, Liechtenstein within 120 days after he receives written notice from USFI that such purchase will not occur.

J. At Closing, Hofer will also convey or cause to be conveyed all rights Hofer may directly or indirectly have in the TelePassport name (or any derivative thereof) throughout the world and USFI will acquire such rights from Hofer in exchange for payment to Hofer or his designee an aggregate amount equal to the sum of the direct costs incurred by Hofer in acquiring, maintaining and conveying the TelePassport name or any derivative thereof (and any rights related thereto), including legal fees (the "Intellectual Property Price"). The Intellectual Property Price shall be determined by Hofer in good faith but shall not exceed $19,100.

K. Hofer agrees that between the date hereof and until the earlier to occur of (i) termination of this Agreement if a Closing does not occur by 31 July 1997 and (ii) termination of his employment by GmbH, pursuant to the terms of the Employment Agreement if a Closing does occur, he will refer all reasonable business opportunities relating to the telecommunications industry wherever located, including those in Germany and Austria, to USFI for evaluation and acceptance by USFI (within a reasonable time) if it so elects.

L. This Agreement may be converted by both sides into a more formal contract form. This Agreement is to be governed by the laws of the United States, except that German law shall apply to the transfer of the Stock by notarial deed. The parties agree that jurisdiction for any dispute between them shall be in the state or federal courts in the State of New York and that service of process in any such dispute may be served by mail. To the extent that accounting principles are

Mr. Georg F. Hofer
Effective as of 1 March 1997
Page 5


         needed to understand this document, the accounting principles of the United States apply. Where there are language difficulties, this original English document shall prevail.

M.       Hofer represents, warrants and covenants that:

         (i) all information supplied by Hofer with respect to GmbH, including but not limited to financial statements, is and will be true and correct;

         (ii) GmbH has no liabilities except as reflected in the financial statements delivered to USFI or which are immaterial and arose in the ordinary course of business after the date of any such financial statements; all of such liabilities being described on Schedule M(ii) hereto;

         (iii) GmbH has no material obligations and is not a party to any material contract other than those obligations and contracts that are listed on Schedule M(iii) hereto; GmbH has no contracts or other arrangements with Hofer, any of his family members or any entities affiliated with Hofer or his family members other than Hofer's existing employment agreement without any penalty or additional costs with GmbH which shall terminate at the Closing;

         (iv) the execution, delivery and performance of this Agreement does not require the consent of any person or party and will not conflict with, violate or result in a default under any agreement, contract, license or understanding to which Hofer or GmbH is a party or by which either is bound other than such consents that are listed on Schedule M(iv) hereto;

         (v) between the date hereof and the Closing, Hofer will cause GmbH to operate only in the ordinary course and consistent with past practices and will not permit GmbH to incur or suffer to exist any material obligation or liability or increase the compensation payable to any person by more than 5% without the consent of USFI;

         (vi) no later than 30 days after the close of each calendar month, Hofer shall cause GmbH to deliver to USFI an income statement for the previous month and a balance sheet as of the last day of that month;

         (vii) the Stock represents all of the issued and outstanding shares of GmbH. The Stock is owned of record and beneficially by Hofer and is validly issued, fully-paid and non-assessable. There are no outstanding securities convertible into exchangeable for or having a right to acquire equity securities of GmbH. The sale of the Stock pursuant thereto will provide USFI at Closing with legal and valid title to such shares, free of all liens, security interests or other encumbrances;

         (viii) Hofer has the power to cause the conveyance of the TelePassport name to USFI pursuant to this Agreement; Hofer has no knowledge of any claim to the TelePassport name by any other person or party; Hofer has not granted or conveyed to any person or party (other than USFI

Mr. Georg F. Hofer
Effective as of 1 March 1997
Page 6


         pursuant hereto) any direct or indirect rights relating to the TelePassport name (or any derivative thereof); and

         (ix) the representations and warranties contained herein will be true and correct on the date of Closing as though made on such date.

N. Between the date hereof and the Closing, USFI agrees to loan to GmbH a minimum of $300,000 in the aggregate and, at the sole discretion of USFI, a maximum of $500,000 in the aggregate, at such times, in such amounts, for such purposes, and secured in such manner, as USFI shall reasonably approve. Interest on such loans will be at the rate of 12% per annum. If the Closing does not occur by July 31, 1997, such loans shall be repaid not later than September 30, 1997. Such loans to GmbH by USFI shall be evidenced by one or more promissory notes executed by GmbH, substantially in the form attached hereto as Exhibit D, and all obligations of GmbH thereunder shall be absolutely guaranteed by Hofer personally. Upon the execution and delivery of this Agreement, USFI shall provide a loan to GmbH in the amount of $200,000 pursuant to the terms hereof, which shall be part of the $300,000 principal amount required to be provided to GmbH hereby.

O. This Agreement shall terminate if the IPO closing does not occur on or before 31 July 1997, provided, however, that any party whose breach of any provision of this Agreement caused or resulted in the failure of the Closing hereunder to occur simultaneously with the IPO closing shall not be relieved from liability with respect hereto. Paragraphs A, I, K, L, M, N, O, P, Q and R of this Agreement shall survive the execution and delivery of this Agreement and Closing and shall remain in full force and effect, provided that any claim with respect to the breach of any provision of Paragraph M (other than clause (vii) thereof) must be asserted prior to the later of (a) one year from the date of Closing or (b) 90 days after completion of the audit of GmbH's financial statements for the year ended December 31, 1997.

P. For the applicable periods specified in this Paragraph P, Hofer shall not, without USFI's prior written consent, directly or indirectly, engage in any of the following:

         (1) Hofer shall not own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated with, whether as a sole proprietor, shareholder (except as a passive holder of not more than three (3) percent of the outstanding shares of a corporation or other entity), owner, partner, joint venturer, employee, agent, manager, salesman, consultant, advisor, independent contractor, officer, director, promotor or otherwise, whether or not for compensation, with respect to any corporation, partnership, proprietorship, firm, association or other business entity, including, without limitation, any not-for-profit entity, which is engaged in (a) any telecommunications business presently conducted by USFI or any of its affiliates, or (b) any other telecommunications business conducted by USFI or any of its affiliates during the applicable period specified in paragraph (4) of this Paragraph P,

Mr. Georg F. Hofer
Effective as of 1 March 1997
Page 7


         (each such business described in clauses (a) and (b) above hereinafter referred to individually and collectively as the "Business").

         (2) Hofer shall not solicit any past, present or prospective customers or suppliers of GmbH, USFI or any of their affiliates, or other persons in a business relationship with GmbH, USFI or any of their affiliates for business or patronage in any way relating to any aspect of any of the Business, other than on behalf of the GmbH, USFI or their affiliates in the course of Hofer's employment. Hofer shall not request, directly or indirectly, customers or suppliers of GmbH, USFI or any of their affiliates, or other persons in a business relationship with GmbH, USFI or any of their affiliates, to cancel, curtail or divert their business with GmbH, USFI or any of their affiliates, or otherwise take action with respect to such customers or suppliers or other persons which might have an adverse effect on the Business.

         (3) Hofer shall not induce or attempt to induce any person who is an employee, officer or agent of GmbH, USFI or any of their affiliates to terminate or otherwise adversely affect such relationship with such entities, nor shall Hofer solicit for employment, employ or engage, directly or indirectly, for on behalf of Hofer or any third party, any such employee, officer or agent.

         (4) The provisions of paragraph (1) of this Paragraph P shall be operative and binding for a period beginning as of the Closing and ending (a) on the 6 month anniversary of the termination of Hofer's employment with GmbH in the event Hofer resigns or is terminated with Cause (in accordance with the terms and provisions of the Employment Agreement) or (b) upon expiration of the term of the Employment Agreement provided Hofer gives notice (in accordance with the terms of the Employment Agreement) to GmbH at least 90 days prior to such expiration that he does not intend to continue his employment with GmbH or any affiliate after such expiration, or if Hofer gives such notice less than 90 days prior to such expiration, then 90 days after such notice is given. The provisions of paragraphs (2) and (3) of this Paragraph P. shall be operative and binding for a period commencing as of the Closing and ending on the second anniversary of Hofer's termination of employment with GmbH (in accordance with the Employment Agreement). Hofer acknowledges that the Business is conducted on a worldwide basis and agrees therefore that each of the respective covenants set forth in this Paragraph P. shall not be restricted by geographic region.

Q. The parties hereto acknowledge that the damages incurred by either if the other breaches this Agreement will not only be substantial but also irreparable and that the legal remedy of damages will be insufficient. Accordingly, the parties agree that in addition to any other remedies which may be available to them, they shall be entitled to specific performance of this Agreement and/or injunctive relief (including a preliminary injunction or temporary retraining order).

R. If any term or provision of this Agreement is finally determined by a court of law to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect.

Mr. Georg F. Hofer
Effective as of 1 March 1997
Page 8


S. Hofer agrees to permit USFI's accountants Ernst & Young to immediately commence the audit of the financial statements of GmbH and agrees to cooperate with them in connection therewith.

Please confirm your agreement with the foregoing by countersigning a copy of this Agreement where indicated below and returning it to us. If we do not receive a countersigned copy of this Agreement, the MOU shall remain in effect unmodified by this Agreement.

                                       Very truly yours,

                                       USFI, INC.


                                       By:  /s/ James D. Pearson
                                            ------------------------------
                                            Name:
                                            Title:


Agreed to:


/s/ GEORG F. HOFER
------------------
GEORG F. HOFER

                                  EXHIBIT A


                               Escrow Agreement

                                  (omitted)





                                  EXHIBIT B


                             Employment Agreement

                                  (omitted)




                                  EXHIBIT C


                                Code of Ethics

                                  (omitted)




                                  EXHIBIT D


                               Promissory Note

                                  (omitted)





                                  EXHIBIT E


                        Registration Rights Agreement

                                  (omitted)




                                SCHEDULE M(ii)


                                 Liabilities

                                  (omitted)




                               SCHEDULE M(iii)


                              Material Contracts

                                  (omitted)




                                 SCHEDULE M(iv)


                              Required Consents

                                  (omitted)